Exhibit 21

SUBSIDIARIES

          The following are lists of consolidated subsidiaries of First Horizon National Corporation (“FHNC”) and of First Tennessee Bank National Association (“FTBNA”), and information concerning certain unconsolidated entities, all at December 31, 2012. Each consolidated entity is 100% owned by its immediate parent, except as described below in note (1) to the FHNC table and note (1) to the FTBNA table, and all are included in the Consolidated Financial Statements.

Direct Consolidated Entities of FHNC:
Entity	Type of Ownership by FHNC	Jurisdiction of Incorporation/ Organization

First Tennessee Bank National Association (1)	Direct	United States
Martin & Company, Inc.	Direct	Tennessee

(1)

At December 31, 2012, 300,000 shares of non-voting preferred stock issued by this subsidiary are outstanding and are not owned by FHNC. That preferred stock has an aggregate liquidation preference amount of $300,000,000 and is not participating with the common stock in the event of liquidation. At December 31, 2012, divisions of this subsidiary did business in certain jurisdictions under the following names: First Horizon, First Horizon Bank, First Horizon Home Loans, First Horizon Equity Lending, First Express, First Tennessee Home Loans, FTN Financial Capital Markets, and FTN Financial Portfolio Advisors.

Consolidated Subsidiaries of FTBNA:
Subsidiary of FTBNA	Type of Ownership by FTBNA	Jurisdiction of Incorporation/ Organization

First Horizon Mortgage Pass-Through Trust 2004-5 (1)	Direct	Delaware
First Horizon ABS Trust 2006 – HE1 (1)	Direct	Delaware
First Horizon Asset Securities, Inc.	Direct	Delaware
First Horizon Insurance Services, Inc.	Direct	Tennessee
First Horizon Insurance Agency, Inc.*	Direct	Georgia
First Tennessee Insurance Services, Inc.	Direct	Tennessee
FT Reinsurance Company	Direct	South Carolina
Hickory Venture Capital Corporation	Direct	Alabama
First Tennessee New Markets Corporation	Direct	Tennessee
Vivarium Investment Fund, LLC	Indirect	Delaware
SR Memphis Investment Fund, LLC	Indirect	Delaware
JPO, Inc.	Direct	Tennessee
FTRE Holding, LLC	Direct	Delaware
First Horizon Preferred Funding II, Inc.	Indirect	Delaware
FT Real Estate Securities Company, Inc.	Indirect	Delaware
First Horizon Preferred Funding, Inc.	Indirect	Delaware
FERP, Inc.	Indirect	Delaware
First Horizon Securities Management, Inc.	Indirect	Delaware
First Horizon Preferred Funding III, Inc.	Indirect	Delaware

First Tennessee Advisory Services, Inc.	Direct	Tennessee
First Tennessee Brokerage, Inc.	Direct	Tennessee
First Tennessee Housing Corporation	Direct	Tennessee
CC Community Development Holdings, Inc.	Indirect	Tennessee
First Horizon Community Development Enterprises, LLC	Direct	Tennessee
First Horizon CDE 1, LLC	Direct	Tennessee
First Horizon CDE 2, LLC	Direct	Tennessee
First Horizon CDE 3, LLC	Direct	Tennessee
FT Building, LLC	Direct	Tennessee
FTN Financial Main Street Advisors, LLC	Direct	Nevada
FTN Financial Capital Assets Corporation	Direct	Tennessee
FTN Financial Securities Corp.	Direct	Tennessee
FTN Financial Investment Corp.	Direct	Delaware
FTN Financial Asia Limited	Indirect	Hong Kong

*	Inactive at December 31, 2012.

(1)	The following consolidated subsidiaries are not wholly-owned directly or indirectly by FHNC:

First Horizon Mortgage Pass-Through Trust 2004-5 and First Horizon ABS Trust 2006 – HE1 are trusts to which FTBNA transferred certain assets. Those trusts issued debt securities secured by those assets. FTBNA retains certain rights as transferor.

Selected Unconsolidated Entities:

FHNC owns 100% of the common securities of the following unconsolidated entity:

          First Tennessee Capital II, a Delaware business trust